CVF Technologies Corporation
8604 Main Street - Suite #1 Williamsville, NY 14221
Telephone: (716) 565-4711 Fax: (716) 565-4717
www.cvfcorp.com

FOR FURTHER INFORMATION:
CVF Technologies Corporation
www.cvfcorp.com

FOR IMMEDIATE RELEASE: Monday, September 27, 2004

AMEX LISTING QUALIFICATIONS PANEL DECISION

Williamsville, New York - September 27, 2004 - CVF Technologies Corporation
The American Stock Exchange (Amex) has informed CVF Technologies Corporation (CVF) that the Listing Qualifications Panel of the Amex Committee on Securities (the Panel) has affirmed the decision of the Listing Qualifications Dept. of the Amex to initiate delisting proceedings.

CVF had presented to the Panel its pro-forma non-consolidated balance sheet as evidence that CVF meets the continued listing requirements of the Amex, since this represents a more realistic picture of CVF's financial position. However, the Panel took the position that only CVF's consolidated financial statements could be used in assessing CVF's meeting the Amex's continued listing requirements.

CVF has the right to appeal this decision to the Amex's Full Committee on Securities, and is considering its options at this time.

In the meantime, CVF's stock will be suspended from trading on the Amex, effective as of Tuesday morning, September 28th 2004, even if an appeal is launched. However, CVF is expected to be quoted on the NASD OTC Bulletin Board in the next few days. Until then, CVF will be quoted on the Electronic Pink Sheets. CVF is also continuing its discussions with Canadian stock exchanges, concerning the trading of its stock in Canada as well.

CVF understands the Amex Panel's decision to operate within the strictest interpretation of its rules, but it feels its decision did not fully take into account the unique structure of CVF as a publicly traded venture capital company and the significant value of its portfolio companies.

In particular, CVF's ownership interest in Biorem was valued at $7.3 million (US) based on the recent private placement in Biorem of $1 million (CDN) by a Canadian based venture capital company. Also, with Biorem now in the process of completing its public offering transaction over the next 60-90 days (as previously announced), it's expected that its carrying value will increase significantly, supported by Biorem continuing on its rapid growth program.

In addition, the other companies in the CVF portfolio are continuing to make progress, which will continue to add to CVF's asset value as well.

Though CVF would like to have continued to trade its stock on the Amex, the ultimate trading price of CVF's stock will be determined by the asset value of its portfolio holdings and this is expected to increase over the coming months. The exchange that CVF trades on will not determine that value.

CVF Technologies Corporation is headquartered in Williamsville, New York. CVF is a technology development company, whose principal business is sourcing, funding and managing emerging pre-public technology companies with significant market potential. Founded in 1989, CVF's holdings include five companies involved in primarily environmental products/services.

Certain statements made in this press release which are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements involve risks and uncertainties, which may cause actual results or achievements to be materially different from any future results and achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, product demand and market acceptance risks for the products and technologies of CVF's subsidiary companies and investees; the impact of competitive products, technologies and pricing; delays or difficulties in developing, producing, testing and selling new products and technologies; the ability of the company's subsidiaries and investees to obtain necessary financing for their operations and to consummate initial public offerings of their stock; the effect of the Company's accounting policies; the effect of trade restrictions and other risks detailed in the company's Statement on Form 10-SB/A filed with the U.S. Securities and Exchange Commission and any subsequent filings with the Commission.
For further information:	CVF Technologies Corporation	CVF Technologies Corporation
	Jeffrey I. Dreben	Robert L. Miller
	President & CEO	Chief Financial Officer
	(716) 565-4711	(716) 565-4711